EXHIBIT 3.1(a)

Designation of Preferred Stock.

              CERTIFICATE OF DESIGNATIONS, PREFERENCES, LIMITATIONS
                               AND RELATIVE RIGHTS
                                     OF THE
                            SERIES A PREFERRED STOCK
                                       OF
                     NEW MILLENNIUM MEDIA INTERNATIONAL INC.

     Pursuant to Section 7-106-102 of the Colorado Business Corporation Act,

     NEW MILLENNIUM MEDIA INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Colorado Business Corporation Act, certifies as follows:

     FIRST: The Articles of Incorporation of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

     SECOND: By unanimous written consent of the Board of Directors of the Corporation dated April 12th 2000, the following resolution was adopted setting forth the designations, preferences, limitations and relative rights of a certain series of said Preferred Stock:

     RESOLVED pursuant to Section 7-106-102 of the Colorado Business Corporation Act, the Board of Directors designates Five Million (5,000,000) shares of the Preferred Stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series A Preferred Stock shall be as follows:

     1. Definitions.

     As used herein, the following terms shall have the respective meanings ascribed to them:

     "BCA" shall mean the Colorado Business Corporation Act, as amended.

     "Board" shall mean the Board of Directors of the Corporation

     "Business Day" shall mean any day which is not a Saturday or a Sunday of a day on which banks are permitted to close in Denver, Colorado. If any action otherwise required hereunder is scheduled for a day other than a Business Day, then such action may be taken on the next successive Business Day.

     "Common Stock" shall mean the common stock of the Corporation; par value of $0.001 per share.

     "Corporation" shall mean New Millennium Media International, Inc., a Colorado corporation

     "Person" shall mean any individual, partnership, limited partnership, corporation, trust, joint venture unincorporated organization and a government or any department or agency thereof.

     "Preferred Stock" shall mean the Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation pursuant to its Articles of Incorporation.

     "Stated  Value"  of any  share  of  Series A  Preferred  Stock  shall  mean
$_______.

     2. Preference on Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred stock shall not be entitled to any preference upon liquidation.

     3. Status of Shares. Shares of Series A Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation, shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock.

     4. Convertibility Rights.

          (a) Mandatory Conversion. Each share of Series A Preferred Stock shall be automatically converted into one (1) share of Common Stock of the Corporation, taking into account any appropriate adjustments under paragraph 4(c) below, upon the filing of the amendment to the company's Articles of Incorporation increasing its authorized common stock to 75,000,000 shares.

          (b) Mechanics of Conversion. Upon notification by the Corporation of the amendment to its Articles described in Section 4(a), above each holder shall
(i) surrender his or her certificates of Series A Preferred Stock being converted by such holder, duly endorsed and with signatures guaranteed, at the principal office of the Corporation in the State of Colorado (or at such other place - the Corporation reasonably designates), and (ii) pay any transfer tax if the shares of Common Stock are to be issued in any name other than the name of the holder of the Series A Preferred Stock being converted. The

Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock (or his or her nominee) one or more certificates for the number of shares of Common Stock to which such holder is entitled. Upon filing of the amendment to the Corporation's Articles, each certificate representing Series A Preferred Stock shall represent the right only to receive the Corporation's Common Stock issuable upon surrender of the Series A Preferred Stock certificates.

          (c) Adjustments for Changes in Capitalization. In the event of any increase or decrease in the number of the issued and outstanding shares of the Corporation's Common stock by reason of a stock dividend, stock split-reverse stock split or consolidation or combination of shares and the like at any time or from time to time after the date hereof such that the holders of Common Stock shall have had an adjustment made, without payment therefore, in the number of shares of Common Stock owned by them or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled or required to have had an adjustment made in the number of shares of Common Stock owned by them, without payment therefor, there shall be a corresponding adjustment as to the number of shares of Common Stock receivable upon conversion of each share of Series A Preferred Stock with the result that the holder's proportionate interest in the Common Stock shall be maintained as before the occurrence of such event. If the Corporation shall effect a plan of recapitalization, reclassification, reorganization or other like capital transaction or shall merge or consolidate with or into any other corporation or convey all or substantially all of its assets to another corporation at any time or from time to time on or after the date hereof, then in each such case the holder, upon the conversion of Series A Preferred Stock at any time after the consummation of such recapitalization, reclassification, reorganization or other like capital transaction or of such merger, consolidation or conveyance, shall be entitled to receive (in lieu of the securities or other property to which such holder would have been entitled to receive upon conversion prior to such consummation), the securities or other property to which such holder would have been entitled to have received upon consummation of the subject transaction if the holder hereof had converted the Series A Preferred Stock immediately prior to such consummation, but subject to further adjustment pursuant to the immediately preceding sentence.

          (d) Liquidation Value. Upon the conversion of any share of Series A Preferred Stock, the holder thereof shall forfeit his right to receive the Stated Value of such share, and the Corporation thereafter shall not be required to pay at any time, nor shall the holder of such converted share of Series A Preferred Stock have any claim to, the Stated Value of such share.

          (e) No Dividends. Holders of shares of Series A Preferred Stock shall not be entitled to receive dividends with respect to such shares.

     5. Voting Rights.

          (a) The holders of shares of Series A Preferred Stock shall be entitled to vote on matters coming before the shareholders of the corporation, with each share of Series A Preferred Stock having a number of votes from time to time equal to the number of shares of Common Stock into which such share then is convertible (i.e., initially each share of Series A preferred Stock shall be entitled to one (1) vote), voting by holders of Series A Preferred Stock shall be together with the holders of the Common Stock, and the holders of Series A Preferred Stock shall have no right to vote as a class except to the extent a class vote is required under the BCA.

          (b) No vote or consent of the holders of the Series A Preferred Stock shall be required for the authorization or issuance of any securities of the Corporation.

     6. Closing of Books. The Corporation will not close its books against the transfer of any share of Series A Preferred Stock.

     7. Registration of Transfer. The Corporation shall keep at its principal office in the State of Colorado (or at such other place as the Corporation reasonably designates) a register for the registration of shares of Series A Preferred Stock. Upon the surrender, of any certificate representing shares of Series A Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefore representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate (and the corporation forthwith shall cancel such surrendered certificate subject to the requirements of applicable securities laws. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates or any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the surrendered certificate.

     8. Replacement.

          (a) Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or a bond reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, on which dividends shall be calculated cumulatively on a daily basis from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate at the rate and in the manner applicable to such certificate.

          (b) The term "outstanding" when used herein with reference to shares of Series A Preferred Stock as of any particular time shall not include any such shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation in accordance with paragraph 7 or this paragraph 8, but shall include only those shares represented by such new certificate.

     9. Amendment and Waiver. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege granted hereby shall operate as a waiver, amendment or modification of any provision hereof.

     IN WITNESS WHEREOF, New Millennium Media International, Inc. has caused this Certificate to be signed by its President this 12th day of April, 2000.

                                        New Millennium Media International, Inc.

                                        By: /s/ John Thatch
                                            ---------------------------
                                            John Thatch, President